Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-40893, No. 333-80003, and No. 333-122834) and on Form S-3 (No. 333-132078) of OYO Geospace Corporation of our reports dated December 7, 2007, relating to the consolidated financial statements and financial statement schedule as of and for the year ended September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, which appear in this Form 10-K.

/s/ UHY LLP

Houston, Texas

December 7, 2007